Exhibit 99.1

Bedi A. Singh To Depart Post At News Corp

Susan Panuccio To Become CFO

New York, NY (February 23, 2017) – News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) announced today that Mr. Bedi A. Singh will be departing as Chief Financial Officer effective March 1st.  Ms. Susan Panuccio, currently Chief Financial Officer of News Corp Australia, will become the new CFO of the company.

Following his departure, Mr. Singh intends to pursue new opportunities; however he has agreed to serve as a senior advisor to News Corp on its digital property interests in India, reporting to Mr. Robert Thomson, Chief Executive, and will also join the advisory board of Move, Inc., which operates realtor.com®.

"I asked Bedi to come back in 2012 to help get the new News Corp up and running, and he's done a great job doing just that," said Mr. Rupert Murdoch, Executive Chairman.  "Through his astute financial management of key acquisitions and divestitures, and with the prudent institution of cost controls across the businesses, Bedi has helped News Corp weather the challenges of this era better than its peers, and put it on firm footing for long-term growth and profitability."

"I am also pleased to announce Susan Panuccio as our new CFO.  Her superb work at News Corp Australia makes her the ideal successor to Bedi, and we look forward to her joining us at headquarters as we take on new opportunities in the years ahead," said Mr. Murdoch.

Mr. Singh rejoined News Corporation in 2012 and was named CFO as part of the new leadership team of News Corp in June, 2013.  His previous work with News Corporation included senior finance roles at News International (now News UK) and 20th Century Fox (now 21st Century Fox).  He also served as President, Finance and Administration & CFO for MGM Studios and as CFO at Gemstar-TV Guide, Novartis Pharmaceuticals and Sony Pictures Entertainment.

"We said at our rebirth in 2013, when Bedi was recruited back into the News Corp fold, that we would be relentlessly global and digital in our focus, and Bedi has certainly helped us achieve that goal," said Mr. Thomson.  "The diversity of our business, particularly with the significant expansion into digital real estate, aggressive transition to digital across our mastheads and strategic tech acquisitions, have made us a stronger company today.  That success could not have been achieved without Bedi's financial stewardship."

"I have had the professional pleasure of working closely with Susan Panuccio, and she's the right person to drive the next important phase of growth at News Corp," said Mr. Thomson.  "Susan is rigorous in her work and strategic in her thinking."

During Mr. Singh's time at News Corp, the company's significant acquisitions included Move, Inc., operator of realtor.com®; Harlequin Enterprises; Wireless Group, operator of talkSPORT; and tech-startups Storyful, Unruly and Checkout 51.  News Corp also made strategic investments in India, including the acquisition of VCCircle and BigDecisions.com and an investment in PropTiger.com, which recently came together with Housing.com to become the largest digital real estate company in India.

"From the outset nearly four years ago, all of us at News Corp have had the mindset of a start-up, moving quickly to seize the moment and expand both digitally and globally.  That has made my time here both exciting and fulfilling," said Mr. Singh.  "Helping get the new News Corp off the ground and well-positioned for future growth is something I am immensely proud of, and I'm grateful to Rupert and Robert for the opportunity to work with them and everyone at News Corp to set the company on such a strong strategic course."

Susan Panuccio has been CFO for News Corp Australia since September, 2013.  She previously served at News International in several positions, including CFO.  She began her career as a Senior Accountant at KPMG Australia.

"I am looking forward to the next exciting challenge in my career at News Corp, having worked for the company in both the UK and Australia. I am delighted to have been given this opportunity to work with our talented executive teams across the businesses," said Ms. Panuccio.

About News Corp

News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, and cable network programming and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: http://www.newscorp.com.

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News Corp Corporate Communications
Jim Kennedy, 212-416-4064
jkennedy@newscorp.com

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News Corp Investor Relations
Michael Florin, 212-416-3363
mflorin@newscorp.com